SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report: May 19, 2009
BEAZER HOMES USA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	001-12822 (Commission File Number)	54-2086934 (IRS Employer Identification No.)
1000 Abernathy Road, Suite 1200
Atlanta Georgia 30328
(Address of Principal
Executive Offices)
(770) 829-3700
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
On May 19, 2009, Beazer Homes USA, Inc. (the “Company”) announced that its subsidiary, Beazer Mortgage Corporation (“Beazer Mortgage”), which voluntarily ceased operations in February 2008, has entered into a settlement agreement with the North Carolina Office of the Commissioner of Banks (“OCOB”) concerning the OCOB’s examination of certain mortgage origination issues in 2007.
Under the settlement agreement, Beazer Mortgage consented, without admitting the alleged violations, to the entry of a consent order which provides that Beazer Mortgage will apply approximately $2.5 million in restitution to certain borrowers in respect of the alleged violations. This amount was included in the approximately $13 million of expense the Company previously disclosed it had recognized in the quarter ended March 31, 2009 for estimated payments related to governmental investigations.
The settlement agreement concludes the OCOB’s investigation into these matters with respect to Beazer Mortgage.
As previously disclosed, the Company has had several discussions with the U.S. Attorney for the Western District of North Carolina (“the U.S. Attorney”) to negotiate a resolution of its investigation. The negotiations with the U.S. Attorney are continuing and the Company has not reached an agreement on such a resolution. There can be no assurance that the Company can conclude an agreement with the U.S. Attorney on financial or non-financial terms that are mutually acceptable.
A copy of a press release announcing the settlement is attached hereto as exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
99.1	Press Release dated May 19, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA, INC.
Date: May 19, 2009	By:	/s/ Allan P. Merrill
Allan P. Merrill
Executive Vice President and Chief Financial Officer